Exhibit 5.1
[Letterhead of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation)]
July 13, 2009
The Shaw Group Inc.
4171 Essen Lane
Baton Rouge, Louisiana 70809

Re:	Registration Statement on Form S-8 to Register Shares of Common Stock for Issuance Pursuant to The Shaw Group Inc. 2008 Omnibus Incentive Plan
Ladies and Gentlemen:
     We have acted as counsel for The Shaw Group Inc., a Louisiana corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed today by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of 4,500,000 shares of the Company’s no par value common stock (the “Common Stock”) issuable under the Company’s 2008 Omnibus Incentive Plan (the “Plan”).
     In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals, or copies certified or otherwise identified to our satisfaction, of the Plan, the Company’s articles of incorporation (as amended and restated), its by-laws (as amended and restated), resolutions of its Board of Directors, or committees of the Board of Directors, and such other documents and corporate records as we have deemed necessary as the basis for the opinions expressed herein.
     In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that the offer and sale of the shares of Common Stock complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plan.
     Based upon the foregoing and in reliance thereon, and after examination of such matters of law as we deemed applicable or relevant hereto, it is our opinion that:
The 4,500,000 shares of the Company’s Common Stock covered by the Registration Statement have been duly authorized and, when duly issued and delivered in accordance with the terms of the Plan, and delivered as provided therein, will be legally issued, fully paid, and non-assessable.

The Shaw Group Inc.
July 13, 2009
Page -2-
     The foregoing opinion is limited to the Business Corporation Law of the State of Louisiana. No opinion is expressed herein with respect to the qualification of the shares of Common Stock under the securities or blue sky laws of any state or any foreign jurisdiction. This opinion letter speaks only at and as of its date and is limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

KANTROW, SPAHT, WEAVER & BLITZER (A PROFESSIONAL LAW CORPORATION)

/s/ Kantrow, Spaht, Weaver & Blitzer A Professional Law Corporation)